Exhibit 99.1

Raptor Pharmaceuticals

Receives Notices of Allowance for

Two NeuroTrans™ Patent Applications

Claims to Cover Therapeutic Delivery Across Blood-Brain Barrier

Novato, California, April 29, 2009 – Raptor Pharmaceuticals Corp. (“Raptor” or the “Company”) (OTCBB: RPTP) today announced that the United States Patent and Trademark Office (“USPTO”) has issued two Notices of Allowance for U.S. Patent Application Nos. 10/812,849 and 11/202,566, titled “Methods of increasing delivery of active agents to brain comprising administering receptor-associated protein (“RAP”) fragments conjugated to active agents.”

The newly allowed claims relate to Raptor’s NeuroTrans™ platform and generally cover the use of its proprietary RAP peptides in the delivery of diagnostic and therapeutic agents across the BBB into the central nervous system (“CNS”). The claims broadly encompass all neurological disorders, including Alzheimer’s Disease, Huntington’s Disease, Parkinson’s Disease, Multiple Sclerosis, and Amytrophic Lateral Sclerosis. We expect the official patents to issue in 2009, and if they do, will have a preliminary patent term that expires in 2023.

NeuroTrans™ has been designed to deliver drugs across the BBB in a minimally invasive way by conjugating them to RAP peptides engineered by Raptor. Hundreds of neurodegenerative disorders are ineffectively treated because most drugs are unable to penetrate the BBB and deliver a therapeutic effect. The development of effective brain targeting and delivery technologies, such as NeuroTrans™, has the potential to address the challenges involved in treating many of these CNS disorders.

Christopher M. Starr, Ph.D., Raptor’s Chief Executive Officer and Co-Founder, commented, “We are pleased that the USPTO has allowed pivotal claims that may offer strong IP protection to our NeuroTrans™ program. The broad claims are designed to protect the use of our NeuroTrans™ CNS targeting peptides and the extensive range of potential uses of NeuroTrans™ in treating CNS disorders. We believe the intellectual property protections established by these patent allowances will significantly enhance our ability to form strong development collaborations with potential partners to advance NeuroTrans™ into clinical trials in neurodegenerative diseases.”

About NeuroTrans™

NeuroTrans™ is Raptor’s proprietary receptor-associated protein (“RAP”)-based technology program designed to deliver therapeutics across the blood-brain barrier (“BBB”), with the potential to provide safer, less intrusive, and more effective therapies to treat a wide variety of brain disorders. Preclinical studies indicate that radio-labeled

NeuroTrans™ crosses the BBB through transcytosis, or the selective receptor-mediated transport of peptides and large proteins across the endothelial membrane in the BBB. NeuroTrans™ has also been conjugated to a variety of protein drugs, including enzymes and growth factors, without interfering with their therapeutic functions.

About Raptor Pharmaceuticals Corp.

Raptor Pharmaceuticals Corp. (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it believes it can have the greatest potential impact. Raptor currently has product candidates in clinical development to treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“Huntington’s”), and aldehyde dehydrogenase (“ALDH2”) deficiency.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that NeuroTrans™ can effectively transport diagnostic and therapeutic agents across the blood-brain barrier into the central nervous system; that the allowed claims and patents, if issued, offer strong IP protection to our NeuroTransTM program; that official patents will get issued in 2009, if at all; that NeuroTrans™ will help therapeutics treat CNS disorders; that strong intellectual property protections will enhance Raptor’s ability to form strong collaborations with partners for further development of NeuroTrans™ that Raptor will collaborate with development partners; that NeuroTrans™ will advance to clinical trials in neurodegenerative diseases; that NeuroTrans™ results in previous preclinical studies will be replicated in clinical trials or in new preclinical studies; and that any of Raptor’s clinical and preclinical drug candidates will result in approved therapeutics. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include: that Raptor may not be able to raise sufficient funds for development or working capital; that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; and that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients. and. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including its Registration Statement on Form S-1, as amended, that was declared effective on August 7, 2008; its annual report on Form 10-K filed with the SEC on October 30, 2008, as amended by Forms 10-K/A filed with the SEC on December 23, 2008 and April 20, 2009; and its Form 10-Q filed with the SEC on April 13, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

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For more information, please contact:

Karl Cahill, Investor Relations

(858) 531-6100

kcahill@raptorpharma.com

The Ruth Group

Amy Glynn (investors) / Janine McCargo (media)

(646) 536-7023 / (646) 536-7033

aglynn@theruthgroup.com/ jmccargo@theruthgroup.com